Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor’s report dated December 29, 2025 with respect to the consolidated financial statements of DEFSEC Technologies Inc. (the “Company”) and its subsidiaries as at September 30, 2025 and 2024 and for each of the years in the two year period ended September 30, 2025, incorporated by reference into the Form F-3 Registration Statement of the Company dated February 2, 2026, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Form F-3 Registration Statement of the Company.

/s/ MNP LLP

Chartered Professional Accountants;

Licensed Public Accountants

February 2, 2026